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                                                                     EXHIBIT 8.1



                  [JAFFE, RAITT, HEUER & WEISS LETTERHEAD]




                                October 29, 1996



Captec Franchise Capital Partners L.P. IV
24 Frank Lloyd Wright Drive
Lobby L, 4th Floor
P.O. Box 544
Ann Arbor, MI  48106-0544

         Re:     Captec Franchise Capital Partners L.P. IV

Gentlemen:

         We have acted as counsel to Captec Franchise Capital Partners L.P. IV (the "Partnership"), a Delaware limited partnership, in connection with the proposed offering of up to 30,000,000 units of limited partnership interests (the "Units") by the Partnership (the "Offering") as described in the Registration Statement on Form S-11 filed with the Securities and Exchange Commission on August 1, 1996 (together with all amendments thereto, the "Registration Statement").

         We have been asked by Captec Franchise Capital Corporation IV, a Michigan corporation, and Mr. Patrick L. Beach, the general partners of the Partnership (hereinafter referred to as the "General Partners"), to advise them of our opinions with respect to certain federal income tax aspects of an investment in the Partnership. All capitalized terms used but not defined herein shall have the meanings attributed to such terms in the form of Captec Franchise Capital Partners L.P. IV Agreement of Limited Partnership (the "Partnership Agreement"), executed in connection with the Offering as described in the Registration Statement.

         For purposes of this opinion letter, we have examined and relied upon the following documents (the "Documents"):

         1. A copy of the Agreement of Limited Partnership included as an Exhibit to the Preliminary Prospectus (as such term is defined below);
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         2.      The Certificate of Limited Partnership of the Partnership
                 filed on July 23, 1996.

         3. A copy of the Articles of Incorporation of Captec Franchise Capital Corporation IV;

         4. A copy of the Preliminary Prospectus of the Partnership contained in the Registration Statement (the "Preliminary Prospectus");

         5. A copy of the subscription agreement to be executed by the Limited Partners of the Partnership and expected to be accepted by the General Partners (the "Subscription Agreement");

         6. A copy of the proposed selling agreement by and among the Partnership, the General Partners and Participating Dealer Agreement (the "Participating Dealer Agreement"); and

         7. Such other additional instruments and documents in connection with the Partnership as we have deemed necessary or appropriate for the purposes of this opinion.

         In our examination we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the capacity of each party executing a document to so execute such document.

         Our opinions are based upon the facts described in the Prospectus and upon facts as they have been represented to us or determined by us as of this date. Any alteration of such facts may adversely affect our opinions. For purposes of our opinions, we have relied upon the representations made by the General Partners on behalf of the Partnership set forth in the Prospectus. To the extent that any opinion in this letter relates to or is dependent upon factual information, or is expressed in terms of our knowledge or awareness, we have relied exclusively upon the assumptions stated above, and the relevant factual representations and warranties set forth in the Documents, and we have not undertaken to independently verify any such facts or information. In this regard, our knowledge is limited to the awareness of facts or other information by (i) the attorney executing this opinion on behalf of our firm; (ii) any attorney in our firm who has been actively involved in (a) negotiating the terms and conditions of the Documents, (b) drafting the Documents, or (c) preparing this opinion; and (iii) solely as to information relevant to a particular opinion or confirmation regarding a particular factual matter, the attorney in our firm who is primarily responsible for providing the response to the particular opinion or confirmation addressed in this opinion. Furthermore, our opinions are based upon

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existing statutory law and currently applicable Treasury Department regulations promulgated or proposed under the Internal Revenue Code of 1986, as amended
(the "Code"), current published administrative positions of the Internal
Revenue Service (the "Service") contained in Revenue Rulings and Revenue Procedures, and judicial decisions, all of which are subject to change either prospectively or retroactively.

         In the preparation and rendition of our opinions we have followed the relevant professional standards, including those expressed in American Bar Association Formal Opinion 346 (Revised), January 29, 1982 ("Opinion 346"), which directs a lawyer in issuing a tax shelter opinion to consider all material tax issues and to address fully and fairly in the offering materials all of such issues which involve the reasonable possibility of challenge by thet Service.

         As more fully described in the "Tax Aspects of the Offering" section of the Prospectus and specifically subject to the qualifications set forth in the Prospectus, we have made favorable assessments as to the likely outcome on the merits of the following federal income tax issues and, accordingly, we express the following opinions:

                 (a) that the Partnership will more likely than not be treated as a partnership for federal income tax purposes;

                 (b) that it is more likely than not that: (i) the allocation of profits and losses in accordance with the Partnership Agreement will be respected as having economic effect so long as the allocations do not cause deficit balances in the Partners' Capital Accounts (determined as required in Section 1.704-1
                          (b)(2)(ii)(d) of the Income Tax Regulations and such economic effect will be substantial; and (ii) substantially all of the other allocations of profit and loss attributable to Properties or Equipment will be considered to be in accordance with the Partners' interests in the Partnership;

                 (c) that it is more likely than not that the Partnership's use of the accrual method of accounting will be respected;


                 (d)      that, subject to certain factual assumptions
                          (including the reasonableness of such fees and expenses), it is more likely than not that deductions will be available as a matter of law for reasonable amounts paid or incurred by the Partnership as asset management fees, tax advice fees, and, under Code
                          Section 709, for reasonable amounts paid or incurred
                          by the Partnership for
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                          organizational expenses (which organizational expenses
                          can be deducted only over a sixty month period);

                 (e) that, based on the representations of the General Partners and of the Limited Partners (as contained in their Subscription Agreements), the Partnership and the Limited Partners will be deemed to be engaged in an activity for profit for purposes of Code Section 183;

                 (f) that, based on the General Partners' representations as to the anticipated terms of the leases regarding the Properties, the Partnership would, more likely than not, be considered the owner of the Properties for federal income tax purposes, although this opinion may change based on the actual terms of the leases;

                 (g) that under the statutory language of Code Section 469, the legislative history of such Section and the proposed and temporary Regulations issued to date, the income or loss attributable to owning and operating the Properties and Equipment will more likely than not be characterized as passive income or loss to the Limited Partners; and

                 (h) that substantially more than half of the material tax benefits, in terms of their financial impact on a typical investor in the Partnership, will more likely than not be realized if challenged by the Service.

         In issuing this opinion, we are directed by Opinion 346 to consider all material tax issues and to render an opinion on the outcome of all material tax issues which involve a reasonable possibility of challenge by the Service. Accordingly, we are of the opinion that general statements relating to matters of law in the "Risk Factors - Tax Risks" and "Tax Aspects of the Offering" sections of the Prospectus are true and correct.

         For the reasons stated in the "Tax Aspects of the Offering" section of the Prospectus, we are of the view that it is not possible, nor will it become possible prior to the termination of the Offering, for us to reach a judgment as to the probable outcome on the merits (either favorable or unfavorable) of the following federal income tax issues and, accordingly, we give no opinion, nor do we expect to issue an opinion prior to the termination of the Offering, with respect to whether: (a) the Partnership will be considered a "dealer" in real estate or equipment at the time of the sale or other disposition of the Properties or the Equipment, which would cause
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the entire gain from such sale or other disposition to be treated as ordinary income and cause Limited Partners that are tax-exempt entities to recognize UBTI; (b) a Limited Partner will be deemed to be a "dealer" in limited partnership interests at the time of sale or other disposition of his Units, which would result in the entire gain from such sale or other disposition being treated as ordinary income; (c) the Partnership's apportionment of the purchase price and expenses between land and depreciable improvements for the Properties will be substantiated for cost recovery purposes; and (d) the Properties or Equipment will constitute "tax-exempt use properties" due to the leasing of space at the Properties to tax-exempt entities and/or the admission of Limited Partners that are tax-exempt entities, either of which would cause the Partnership to depreciate a portion of the Properties or Equipment using the straight-line method of depreciation.

         You should note that the opinions contained herein have no binding effect or official status of any kind. Thus, in the absence of a ruling from the Service, there can be no assurance that the Service will not challenge the conclusions or propriety of any of our opinions. In addition, the federal income tax law is uncertain as to many of the tax matters material to an investment in the Partnership, and it is not possible to predict with certainty future legal developments, including how courts will decide various issues if they are litigated. Accordingly, there can be no absolute assurance of the outcome of those issues on which we are opining.

         We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and such state securities administrators or commissions as may be necessary or appropriate.

                               Very truly yours,

                          JAFFE, RAITT, HEUER & WEISS
                            Professional Corporation

                              /s/ Robert E. Lewis

                                Robert E. Lewis